Exhibit 10.9

AMENDMENT NO. 1 TO PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND RESTRICTIVE COVENANT AGREEMENT

THIS AMENDMENT NO. 1 TO PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND RESTRICTIVE COVENANT AGREEMENT (this “Amendment”) is made and entered into by and between Matthew Link (“Shareowner”) and NuVasive, Inc. (the “Company”) (collectively “Parties”), effective October 13, 2020 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Shareowner previously entered into that certain Proprietary Information, Inventions Assignment and Restrictive Covenant Agreement dated June 6, 2014 (the “PIIA”); and

WHEREAS, the Parties have entered into that certain letter agreement dated as of even date herewith, which sets forth the terms of Shareowner’s transition from his current role as the Company’s President as of October 13, 2020, his continued employment with the Company in the capacity of a Special Advisor during the period October 14, 2020 through December 31, 2020 (the “Employment Period”), and his continued service as a consultant for the period January 1, 2021 through March 31, 2021 (the “Consulting Period”), including the compensation and benefits associated therewith; and

WHEREAS, during Shareowner’s employment with the Company through the date hereof, Shareowner has had, and through the duration of the Employment Period and Consulting Period, Shareowner will continue to have, access to information concerning the Company and its employees, operations, vendors, and customers that is Proprietary Information (as defined in the PIIA); and

WHEREAS, the Parties desire to amend the PIIA on the terms and conditions set forth in this Amendment (as so amended, the “AMENDED PIIA”).

NOW, THEREFORE, in consideration for Shareowner’s continued employment with the Company during the Employment Period and engagement as a Consultant during the Consulting Period, including the compensation and benefits associated therewith, as well as Shareowner’s continued access to Proprietary Information, the Parties agree as follows:

1.Non-Solicitation.  Effective as of the Effective Date, Section VI of the PIIA (“Non-Solicitation of Shareowners”) shall be deleted in its entirety and superseded by the following:

“VI.Non-solicitation

I understand that during my engagement with the Company, including the Consulting Period, I will have access to and obtain knowledge of the Company’s Proprietary Information (including trade secrets as defined herein), and that the Company will be irreparably harmed if I were to use that Proprietary Information - whether directly or indirectly - to the detriment of the Company, and its actual or potential business and/or human resources. Therefore, I agree that during the term of my engagement, including the Consulting Period, and through and including the end of the two (2) year period immediately following the Employment Period, I will not for any purpose other than for the benefit of the Company, directly or indirectly knowingly solicit (i) any person to terminate that person’s employment or contractual relationship with the Company or to breach that person’s employment agreement or other contractual agreement or relationship with the Company, or to perform any services for or become employed by any Conflicting Organization (as defined below), or (ii) any Customer on behalf of a Conflicting Organization (as defined below) with respect to activities in the Field (as defined below).  “Solicit” means any comments, conduct, contact, or activity that would, or in a reasonable person’s opinion is intended to, influence a person’s decision to terminate that person’s employment or contractual relationship with the Company or to breach that person’s employment agreement or other contractual agreement or relationship with the Company, or to perform any services for or become employed by any business engaged in any line or type of business conducted by the Company or any of its subsidiaries or affiliates during the period in which I was employed.  “Customer” means any hospital (including but not limited to surgery centers, medical centers or other healthcare institutions and their employees), or physician (or other health care practitioners including but not limited to the employees of any surgeon or other healthcare practitioners) that purchases or otherwise uses, orders or approves the use or ordering of, Company products or services.”

2.Non-Competition.  Effective as of the Effective Date, Section VII of the PIIA (“Non-competition (Not Applicable to California Based Shareowners)” shall be deleted in its entirety and superseded by the following:

“VII.Non-Competition

In order to protect the Company' s Proprietary Information and trade secrets, and the valuable goodwill developed by the Company, I agree that during my engagement with the Company, including the Consulting Period, and through and including the end of the two (2) year period immediately following the Employment Period, I will not: (i) directly or indirectly, own, operate, control or participate in the ownership, operation or control, build, design, finance, acquire, lease, operate, manage, invest in, or otherwise affiliate myself with a Conflicting Organization (as defined below); and/or (ii) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for a Conflicting Organization. Provided, however, this restriction shall not prevent me from purchasing or owning directly or beneficially as a passive investment, less than five percent (5%) of any class of the publicly traded securities of any corporation.

A Conflicting Organization for purposes hereof shall mean any person, group of persons, or organization (collectively, an “Organization”) that is engaged in research on, consulting regarding, or development, production, marketing or selling of any product or service for (i) spine surgery procedures, including but not limited to implants, instruments, fixation, and biologics; and/or (ii) neuromonitoring, including monitoring technology, accessories and disposables and the provision of neuromonitoring services (collectively, the “Field”). Without limiting the foregoing, each of the following Organizations are Conflicting Organizations for purposes hereof:  Globus Medical, Inc.; Orthofix Medical Inc., SeaSpine Holdings Corporation, and Alphatec Holdings, Inc.  Further, the spine business units of each of Johnson & Johnson, Stryker Corporation, Medtronic plc, and Zimmer Biomet Holdings, Inc., shall each be considered a Conflicting Organization for purposes hereof, it being understood that serving as an employee of, or otherwise providing services to, any such organization in a division or business that does not engage in activities in the Field shall not be prohibited hereunder.  Conflicting Organizations shall include the foregoing Organizations, as well as any subsidiary or affiliate of the foregoing Organizations and their successors and assigns, to the extent they engage in activities in the Field.

Notwithstanding the foregoing, the Company shall not limit the Shareowner’s ability to (i) directly or indirectly, own, operate, control or participate in the ownership, operation or control, build, design, finance, acquire, lease, operate, manage, invest in, or otherwise affiliate; and/or (ii) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for Organization(s) whose business is limited to enabling services and/or technologies, management services, infrastructure, and/or support pertaining to the Field, provided that such activities do not compete with product or service that is currently offered by the Company to Customers or contemplated to be offered by the Company to Customers in its current product roadmap and/or strategic plan.

3.  Mutual Arbitration Agreement.  Effective as of the Effective Date, Section XIII of the PIIA (“Mutual Arbitration Agreement”) shall be deleted in its entirety and superseded by “Intentionally Omitted” such that Section XIII of the PIIA shall have no further force or effect.

4.  Governing Law.  Effective as of the Effective Date, Section XVI of the PIIA (“Governing Law”) shall be deleted in its entirety and superseded by the following:

“XVII.GOVERNING LAW, VENUE AND JURISDICTION

This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws and all disputes arising under or relating to this Agreement shall be brought and resolved solely and exclusively in the State of Delaware. Shareowner irrevocably waive my right, if any, to have any disputes with the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state court in the State of Delaware.  Shareowner hereby irrevocably consents to the personal jurisdiction of the state courts in the State of Delaware for the purposes of any action arising out of or related to this Agreement.”

5.Covenant Not To Sue.  Shareowner irrevocably agrees not to sue the Company in any jurisdiction other than a state court in the State of Delaware for the purposes of any action arising out of or related to the AMENDED PIIA.  Shareowner further agrees not to assist, aid abet, encourage or be a party to, or participate in the commencement or prosecution of any civil lawsuit or action by any third-party to the AMENDED PIIA arising out of or related to the AMENDED PIIA in any jurisdiction or venue other than a state court in the State of Delaware.  However, this provision shall not prohibit or restrict Shareowner from being a witness or otherwise providing evidence in any action pursuant to a valid court order or subpoena.

6.  Post-Employment Disclosure.  Shareowner agrees that during the term of the restrictions described in Section 1 and Section 2 of this Amendment, Shareowner will immediately inform the Company if Shareowner has accepted an offer of employment from any new employer, and shall immediately disclose to the Company in writing the identity of the new employer, the job title of Shareowner’s new position, and a description of all services that Shareowner will be performing on behalf of the new employer.

7.Representation by Independent Legal Counsel.  Shareowner represents and warrants that Shareowner has been individually represented by independent legal counsel in negotiating the terms of this Amendment and the AMENDED PIIA, including, but not limited to, the provisions relating to Governing Law, Venue and Jurisdiction.  Shareowner has engaged such legal counsel in accordance with California Labor Code Section 925 with the specific intent to designate the substantive laws of the State of Delaware as the choice of law to be applied to this Amendment and the AMENDED PIIA and to designate the State of Delaware for venue and jurisdiction, in accordance with Section 4 of this Amendment.

8.Obligations Unconditional.  The obligation of the Parties to perform the terms of the AMENDED PIIA are unconditional and do not depend on the performance or non-performance of any terms, duties, or obligations not specifically recited in the AMENDED PIIA. Shareowner irrevocably waives Shareowner’s right to challenge the enforceability or validity of any portion of the AMENDED PIIA, and it shall not be a defense to any claim brought against Shareowner by the Company that the Company has not pursued legal action against any other person or entity, even if that person or entity is identically or similarly situated to Shareowner.  If the Company pursues legal action against Shareowner to enforce the Amended PIIA, Shareowner shall be responsible for all attorneys’ fees, costs and expenses incurred by the Company in connection therewith.

9.Miscellaneous.

(a)Entire Agreement. Except as expressly set forth herein, the AMENDED PIIA sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement. No modification of or amendment to the AMENDED PIIA shall be effective unless in writing signed by the Parties. Except as specifically modified by the AMENDED PIIA, the PIIA shall remain in full force and effect in accordance with its original terms.

(b)Counterparts; Electronic Signatures. This Amendment may be executed (including via electronic signature) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SHAREOWNER ACKNOWLEDGES THAT SHAREOWNER HAS READ THE AMENDED PIIA CAREFULLY AND UNDERSTANDS ITS TERMS. SHAREOWNER ACKNOWLEDGES THAT SHAREOWNER HAS BEEN INDIVIDUALLY REPRESENTED BY INDEPENDENT LEGAL COUNSEL IN NEGOTIATING THE TERMS OF THE AMENDED PIIA, INCLUDING THE PROVISIONS RELATING TO GOVERNING LAW, VENUE AND JURISDICTION, AND SHAREOWNER ACCEPTS THE OBLIGATIONS THAT THE AMENDED PIIA IMPOSES UPON SHAREOWNER WITHOUT RESERVATION.

IN WITNESS WHEREOF

SHAREOWNER

/s/ Matthew Link
Matthew Link

Date:October 13, 2020

NUVASIVE, INC.

By:/s/ Nathaniel Sisitsky

Nathaniel Sisitsky

Title:SVP, General Counsel

Date:October 13, 2020